                                                                      EXHIBIT 16

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            DIRECTORS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares as of the Record Date by:
(i) each persons (or group of affiliated persons) known to the Company to be the beneficial owner of more than 5% of the Company's Common Shares, (ii) each director of the Company, (iii) each of the Company's executive officers named in the Summary Compensation Table appearing herein, and (iv) all directors and executive officers of the Company as a group:


                                                                          SHARES BENEFICIALLY OWNED
                                                                          --------------------------
                             BENEFICIAL OWNER                              NUMBER         PERCENT(1)
--------------------------------------------------------------            ---------       ----------
Suhas Patil(2)                                                            1,948,729          15.3%
c/o Cirrus Logic, Inc.
3100 West Warren Avenue
Fremont, CA 94538
Pilgrim Baxter & Associates, Ltd.,(3)                                     1,358,200          10.6%
825 Duportail Rd
Wayne, PA 19087
Unni S. Warrier(4)                                                          831,964           6.2%
c/o Cybermedia, Inc.
3000 Ocean Park Blvd., Suite 2001
Santa Monica, CA 90405
Leonard L. Backus(5)                                                          4,281             *
Jeffrey W. Beaumont(6)                                                       78,167             *
Robert Davis                                                                     --             *
Kanwal Rekhi(7)                                                             291,375           2.3%
Ronald S. Posner(8)                                                         264,200           2.1%
James R. Tolonen(9)                                                          32,812             *
All Directors and Executive Officers as a group (8 persons) (10)          3,406,363          26.7%


-------------------------------
*  Less than 1%

(1) Percent Ownership is based on 12,773,348 Common Shares outstanding as of April 20, 1998. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Common Shares subject to options that are currently exercisable or exercisable within 60 days of the Record Date are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 75,000 shares of Common Stock registered to Personal Urban Transport Corporation of which Mr. Patil is one of two directors. Mr. Patil disclaims beneficial ownership as to these shares. Mr. Patil is the individual owner of 1,723,968 shares subject to the community property laws of the State of California with respect to the Reporting Persons's spouse, Jayshree Patil. Additionally, 149,761 shares of Common Stock are held jointly with Mayashree Patil. Includes 28,125 shares subject to the Company's repurchase option which lapses over time.

(3) This information was obtained from filings made with the Securities and Exchange Commission pursuant to Section 13(g) of the Securities Exchange Act of 1934 ("Exchange Act"). Of such 1,358,200, shares, Pilgrim Baxter & Associates, Ltd. has sole voting power over 1,333,500 shares, shared voting power over 1,358,200 shares and sole dispositive power over 1,358,200 shares.

(4) Includes 80,000 shares held by Unnikrishnan S. Warrier, Trustee of the Anne Lam 1996 Children's Trust UTA dated August 26, 1996, of which Mr. Warrier disclaims beneficial ownership. Includes 156,508 shares subject to options that are currently exercisable or exercisable within 60 days of the Record Date.

(5) Includes 4,167 shares subject to options that are currently exercisable or exercisable within 60 days of the Record Date.

(6) Includes 75,375 shares subject to options that are currently exercisable or exercisable within 60 days of the Record Date.

(7) Represents 37,836 shares held by Kanwal Rekhi, Ann Holt Rekhi and Navinder Jain, Trustees of the Benjamin Rekhi Trust dated 12/15/89, 37,837 shares held by Kanwal Rekhi, Ann Holt Rekhi and Navinder Jain, Trustees of the Raj-Ann Kaur Rekhi Trust dated 12/15/89 and 208,559 shares held by Kanwal Rekhi as Trustee of the Rekhi Family Trust dated 12/15/89 and 7,143 shares held by Mr. Rekhi. Includes 28,125 shares subject to the Company's repurchase option which lapses over time.

(8) Includes 28,125 shares subject to the Company's repurchase option which lapses over time.

(9) Includes 32,812 shares subject to options that are currently exercisable or exercisable within 60 days of the Record Date.

(10) Includes 268,862 shares subject to outstanding options which are currently exercisable or exercisable within \60 days of the Record Date as referenced in footnotes (2) through (9).


                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table shows, as to the Chief Executive Officer and each of the other most highly compensated executive officers who earned in excess of $100,000 in annual salary or bonus (the "Named Officers"), information concerning compensation awarded to, earned by or paid for services to the Company in all capacities during 1997, 1996 and 1995.


                                           SUMMARY COMPENSATION TABLE


                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                        ANNUAL COMPENSATION           SECURITIES
                                                     -------------------------        UNDERLYING         ALL OTHER
                                       YEAR          SALARY($)        BONUS($)         OPTIONS(#)     COMPENSATION($)
                                       ----          -------         ---------        -----------     --------------
Unni S. Warrier                        1997          150,000          169,228          229,000               --
President and Chief                    1996          203,461                           150,050            2,053
Executive Officer                      1995          123,461              500                             1,623
Leonard L. Backus                      1997          120,000           44,944               --               --
Vice-President, International          1996           76,154           33,120           50,000            2,851
Sales and Marketing                    1995               --               --               --               --
Jeffrey W. Beaumont                    1997          120,000            5,373           16,000               --
Chief Financial Officer                1996          100,000               --               --               --
                                       1995            4,046               --           75,000               --
Robert Davis                           1997           76,033           34,447          100,000               --
Vice-President, Marketing              1996               --               --               --               --
                                       1995               --               --               --               --

                        STOCK OPTION GRANTS AND EXERCISES

         The following table sets forth the number and terms of options granted to the persons named in the Summary Compensation Table during the fiscal year ended December 31, 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR




                                  INDIVIDUAL GRANTS
                             -------------------------------
                                                % OF TOTAL                                         POTENTIAL REALIZABLE VALUE AT
                              NUMBER OF           OPTIONS                                          ASSUMED ANNUAL RATES OF STOCK
                             SECURITIES           GRANTED                                         PRICE APPRECIATION FOR OPTION
                             UNDERLYING        TO EMPLOYEES      EXERCISE                                     TERM(1)
                               OPTIONS              IN             PRICE       EXPIRATION          ------------------------------
                               GRANTED          FISCAL YEAR      ($/SHARE)        DATE                5%($)              10%($)
                            -----------         -----------     -----------    -----------         -----------        -----------
Unni S. Warrier                 20,000              1.5%            9.00         03/13/07            113,201            286,874
                               209,000             15.5%           14.75         07/30/07          1,938,725          4,913,110
Leonard L. Backus                   --             --              --                  --                 --                 --
Jeffrey W. Beaumont             16,000              1.2%            9.00         03/13/07             90,561            229,499
Robert Davis                   100,000              7.4%           14.75         07/30/97            927,620          2,350,770



------------------------------

(1) Under rules promulgated by the Securities and Exchange Commission, the amounts in these two columns represent the hypothetical gain or "option spread" that would exist for the options in this table based on assumed stock price appreciation from the date of grant until the end of such options' ten-year term at assumed annual rates of 5% and 10%. The 5% and 10% rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. The Company does not necessarily agree that this method properly values an option. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions and the timing of option exercises, if any.

         The following table provides information concerning option exercises by the persons named in the Summary Compensation Table during the fiscal year ended December 31, 1997 and the value of unexercised options at such date.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES



                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED                  VALUE OF UNEXERCISED
                                                          OPTIONS AT FISCAL                IN-THE-MONEY OPTIONS FISCAL
                          SHARES       VALUE               YEAR-END(#)(2)                         YEAR-END($)(3)
                        ACQUIRED ON   REALIZED       -------------------------------     ------------------------------
      NAME              EXERCISE(#)    ($)(1)        EXERCISABLE       UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
---------------         -----------   --------       -----------       -------------     -----------     --------------
Unni S. Warrier              --          --            116,975            262,125          1,126,181          1,140,639
Leonard L. Backus            --          --             20,833             29,167            240,892            337,258
Jeffrey W. Beaumont          --          --             53,500             37,500            656,621            551,613
Robert Davis                 --          --                 --            100,000                 --             31,300



-----------------------

(1) Calculated by determining the difference between the estimated fair market value of the security underlying the options on the date of exercise and the exercise price of the options.

(2) The Company has not granted any stock appreciation rights and its stock plans do not provide for the granting of such rights.

(3) Calculated by determining the difference between the fair market value of the securities underlying the options at year end ($15.063 per share as of December 31, 1997) and the exercise price of the options.

EMPLOYMENT AGREEMENTS

         In April, 1998, the Company entered into employment agreements with each of Mr. Rekhi and Mr. Tolonen in connection with their appointments as Chief Executive Officer, and President and Chief Operating Officer, respectively.

         The agreements provide, among other things, for annual base salaries of $275,000 and $250,000 for Messrs. Rekhi and Tolonen, respectively, with bonus targets of 100% of base salary based upon achievement of performance objectives and additional sign-on and two subsequent annual bonuses of $356,000, $300,000 and $300,000 for Mr. Rekhi, and $227,500, $200,000 and $200,000 for Mr. Tolonen,
based upon continued employment.

         The agreements also provide for the fair market value purchase of 150,000 and 100,000 restricted shares of the Company's common stock by Messrs. Rekhi and Tolonen respectively, in exchange for full-recourse, interest-bearing notes. Such shares are subject to a thirty-six month declining repurchase right by the Company that lapses in the event of certain share price attainment or certain revenue and profitability achievement.

         The agreements also provide for the grant to Mr. Rekhi of an option to acquire 528,000 shares of the Company's common stock at a $10 per share price, (a 57% premium over the fair market value on the date of grant); and for the grant to Mr. Tolonen of an option to acquire 100,000 shares of the Company's common stock at fair market value on the date of grant, and an option to acquire 306,000 shares at a $10 per share price, (a 57% premium over the fair market value on the date of grant), all such options vesting over four years.

         Certain elements of the salary, bonus, notes, stock option vesting and lapsing of the Company's repurchase rights, accelerate in the event of termination either following a change of control or not for cause.

         The options and restricted shares granted in connection with these agreements are not shown in the table of Security Ownership of Certain Beneficial Owners, Directors, and Management on Page 6 because they were granted after the record date.

1993 STOCK OPTION PLAN, AS AMENDED

         On April 22, 1998 the Board of Directors approved the one-for-one repricing of stock options granted to optionees who were employees, but not executive officers ("eligible optionees"), on April 22, 1998. The repricing will be offered to eligible optionees in exchange for their giving up vesting of 1) six months, or 2) their length of service as employees of the Company, whichever is less. The new exercise price of $6.375 per share was the closing sales price and fair market value of the Company's common stock on the Nasdaq National Market System on April 21, 1998. The number of stock options potentially affected is 946,627.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In October 1995, the Company granted options to purchase 75,000 shares (after the two-for-one reverse stock split which occurred in 1996) of Common Stock each to Mr. Patil, Mr. Posner and Mr. Rekhi. Such options had a four-year vesting term but were exercisable immediately, subject to the Company's right to repurchase which lapsed as the shares vested. These options were exercised by Mr. Patil, Mr. Posner and Mr. Rekhi, and are included in the table of Security Ownership of Certain Beneficial Owners, Directors, and Management on page 6.

         The Company has entered into indemnification agreements with each of its directors and officers. These agreements require the Company to indemnify such individuals to the fullest extent allowed by Delaware law for certain liabilities to which they may be subject as a result of their affiliation with the Company.

         The Company has a policy whereby all transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors. The Company believes that all transactions set forth above were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties.


                      REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Exchange Act of 1933, as amended, or the Securities Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.

GENERAL

         The Compensation Committee (the "Committee") of the Board of Directors establishes the overall executive compensation strategies of the Company and approves compensation elements for the chief executive officer and other executive officers. The Committee currently is comprised of two independent, non-employee members of the Board of Directors, none of whom have interlocking relationships as defined by the Securities and Exchange Commission. The Committee has available to it such external compensation advice and data as the Committee deems appropriate to obtain.

         Compensation Philosophy and Relationship of Performance. This report reflects the Compensation Committee's executive officer compensation philosophy for the year ended December 31, 1997 as endorsed by the Board of Directors. The resulting actions taken by the Company are shown in the compensation tables supporting this report. The Compensation Committee either approves or recommends to the Board of Directors compensation levels and compensation components for the executive officers. With regard to compensation actions affecting the Chief Executive Officer, all of the non-employee members of the Board of Directors are required to approve all elements of the Chief Executive Officer's compensation.

         The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus stockholder value, by aligning the financial interests of the key executives with those of stockholders.

         The executive compensation program is viewed in total considering all of the component parts: base salary, annual performance bonus, benefits and long-term incentive opportunity in the form of stock options and stock ownership. The annual compensation components consist generally of equal or lower base salaries than those of companies within the industry combined with incentive plans based on the Company's financial performance that can result in total compensation generally in line with those at comparable companies. Long-term incentives are tied to stock performance through the use of stock options. Overall, the intent is to have more significant emphasis on variable compensation components and less on fixed cost components. The Committee believes this philosophy and structure are in the best interests of the stockholders.

         Executive compensation for fiscal 1997 primarily consisted of base salary and performance incentives awarded in the form of stock options for such period.

         Annual Incentive Arrangements. The Company has adopted a program which provides annual incentive compensation in the form of cash bonuses to key employees, including the Named Officers, who by the nature of their positions are deemed sufficiently accountable to impact directly the financial results of the Company. The program is approved by the Compensation Committee, whose members are not eligible to participate in the program.

         The Committee believes that key executives should have a significant proportion of total cash compensation subject to specific strategic and financial measurements. At the beginning of each fiscal year, or upon an individual being appointed an executive officer, the Committee sets a target bonus range for each executive officer expressed as a percentage of the executive's base salary. Performance goals for purposes of determining annual incentive compensation are established, which include sales, profitability and other strategic and financial measurements. Senior management, including the Named Officers, have the potential to earn significantly higher levels of incentive compensation if the Company exceeds its targets.

         The performance goals established at the beginning of 1997 were based on several strategic and financial measurements including a target level of profitability and sales and attainment of certain other objectives.

         Stock Options. The Compensation Committee of the Board of Directors generally determines stock option grants to eligible employees including the Named Officers. The Committee believes that options granted to management reinforce the Committee's philosophy that management compensation should be closely linked with stockholder value. Stock options have been granted to all of the Company's management and key employees.

         Other Compensation Plans. The Company has adopted certain broad-based employee benefit plans in which all employees, including the Named Officers, are permitted to participate on the same terms and conditions relating to eligibility and generally subject to the same limitations on the amounts that may be contributed or the benefits payable under those plans. Under the Company's 401(k) Plan, which is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code, participants, including the Named Officers, can contribute a percentage of their annual compensation. Although the 401(k) Plan allows for the Company to make matching contributions, the Company did not make a matching contribution for participants in 1997.

         Mr. Warrier's 1997 Compensation. Compensation for the Chief Executive Officer aligns with the philosophies and practices discussed above for executive officers in general. All compensation determinations and stock option grants to the Chief Executive Officer are required to be reviewed and approved by the Compensation Committee and then ratified by the Board of Directors.


                                         COMPENSATION COMMITTEE


                                         Suhas Patil
                                         Ronald Posner